Exhibit 99.1

FOR IMMEDIATE RELEASE

Stryve Foods Announces Resignation of Co-CEO and Chief Marketing Officer Jaxie Alt

PLANO, Texas – October 22, 2021 - Stryve Foods, Inc. (NASDAQ: SNAX) (“Stryve” or “the Company”), an emerging healthy snack and eating platform disrupting traditional CPG categories, and a leader in the air-dried meat snack industry in the United States, today announced that Co-CEO and Chief Marketing Officer Jaxie Alt has given notice that she will resign from her roles with the Company, effective November 17, 2021 to pursue other career opportunities.

After November 17, 2021, Ms. Alt will be retained in an interim capacity working on key strategic initiatives for the Company as it pursues its growth objectives. In this role, Ms. Alt will be a key contributor to organization design as well as a meaningful participant in Stryve’s operations by leveraging her expertise in sales, marketing, and strategic planning. Mr. Oblas will continue to serve as the CEO going forward.

“We wish Jaxie all the best and appreciate her many contributions to the Company over the past three years,” said CEO Joe Oblas. “Stryve remains very bullish regarding our future and believe that high protein, great tasting snacks are perfectly suited for today’s consumer. Notwithstanding Jaxie’s transition, our leadership team has significant experience growing differentiated CPG businesses in a variety of channels. That experience paired with our large and growing retail footprint will enable us to drive continued market share growth in the snacking category. We are looking forward to our upcoming earnings call in order to have an opportunity to share our results with investors.”

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

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Contacts:

ICR Investor Relations:

Raphael Gross, (203) 682-8253

raphael.gross@icrinc.com

ICR Media Relations:

Eric Becker, (303) 638-3469

eric.becker@icrinc.com